Exhibit 99.1

Hawthorn Bancshares Announces 2nd Quarter Earnings
Jefferson City, MO
August 7, 2007

Hawthorn Bancshares of Jefferson City, MO (NASDAQ: HWBK), a financial services holding company, announced today second quarter earnings of $0.56 per diluted share, down 20% from diluted earnings per share of $0.70 a year ago.

Net income for the three months ended June 30, 2007 of $2,363,000 decreased $570,000 when compared to the second quarter of 2006.

For the six months ended June 30, 2007, Hawthorn Bancshares earned $1.11 per diluted share, down 17% from diluted earnings per share of $1.34 a year ago. Net income for the six months ended June 30, 2007 of $4,670,000 decreased $952,000 when compared to the first six months of 2006.

In commenting on earnings performance, Chairman & CEO James E. Smith said “Significant efforts are underway this year to merge all of our subsidiary banks to a single platform under the newly branded Hawthorn Bank banner. I am very pleased with our entire staffs’ efforts in making our company unique in the crowded world of banking. We knew that consolidation related expenses were going to be sizable in 2007 and our current performance reflects not only a tightening net interest margin, but also higher salaries & employee benefit costs related to the Company’s strategic growth plan and increased legal & professional fees associated with the consolidation.”

To summarize the Company’s performance for the six months ended June 30, 2007 compared to the same period in 2006, net interest income decreased $1,072,000 (6%) due to tightening of the net interest margin; non-interest income increased $1,098,000 (26%) due in large part to proceeds received from sale of two of the Company’s charters; and other non-interest expense increased $1,810,000 (12%). The majority of the non-interest expense increase is attributed to implementation of the Company’s strategic plan which included adding additional staff to execute key growth initiatives and legal & professional fees associated with the consolidation and rebranding effort.

For the three months ended June 30, 2007, return on average equity was 8.77% and return on average assets was 0.83% compared to 11.79% and 1.02% respectively for the same period in 2006. For the six months ended June 30, 2007, return on average equity was 8.87% and return on average assets was 0.83% compared to 11.47% and 0.99% respectively for the same period in 2006.

Comparing June 30, 2007 balances to December 31, 2006, total assets increased 1.5% to $1,160,108,000. Total loans grew 3.1% to $837,422,000, while investment securities decreased 6.6% to $177,214,000. Total deposits increased 1.9% to $917,158,000. During the same period, stockholders’ equity increased 2.5% to $107,574,000 or 9.3% of total assets.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a multi-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Clinton with locations in Springfield, Lee’s Summit, Branson, Windsor, Collins, Osceola and Warsaw, Belton, Drexel, Harrisonville, Independence and Raymore: and The Exchange National Bank of Jefferson City with locations in Columbia, California, Tipton and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.exchangebancshares.com

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	June 30, 2007	December 31, 2006
Loans, net of allowance
for loan losses	$828,311,575	$803,297,381
Debt and equity securities	177,214,033	189,773,310
Total assets	1,160,108,036	1,142,711,897
Deposits	917,157,733	899,864,734
Stockholders’ equity	107,574,377	104,944,590
Three Months		Three Months
Statement of income information:	Ended June 30, 2007	Ended June 30, 2006
Total interest income	$18,137,172	$17,929,821
Total interest expense	9,052,155	8,095,272
Net interest income	9,085,017	9,834,549
Provision for loan losses	154,216	310,500
Noninterest income	2,849,641	2,249,180
Noninterest expense	8,445,161	7,457,467
Income before taxes	3,335,281	4,315,762
Income taxes	972,253	1,382,577
Net income	2,363,028	2,933,185
Six Months		Six Months
Statement of income information:	Ended June 30, 2007	Ended June 30, 2006
Total interest income	$36,167,855	$34,722,687
Total interest expense	17,947,138	15,429,592
Net interest income	18,220,717	19,293,095
Provision for loan losses	379,216	628,000
Noninterest income	5,373,210	4,275,091
Noninterest expense	16,579,142	14,769,059
Income before taxes	6,635,569	8,171,127
Income taxes	1,965,874	2,549,335
Net income	4,669,695	5,621,792